SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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OMEROS CORPORATION

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2011

Dear Fellow Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Omeros Corporation, which will be held at the U.S. Bank Centre, fourth floor, located at 1420 Fifth Avenue, Seattle, Washington on Friday, May 27, 2011, at 10:00 a.m. Pacific Time.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the annual meeting.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted. Therefore, please vote as soon as possible by telephone, via the Internet or by completing and mailing the enclosed proxy card. Voting by any of these methods will ensure your representation at the annual meeting. If you decide to attend the annual meeting, you will be able to vote in person even if you have previously submitted your proxy.

On behalf of our Board of Directors, I would like to express our appreciation for your continued support of Omeros. We look forward to seeing you at the annual meeting.

Sincerely,

Gregory A. Demopulos, M.D. Chairman and CEO

OMEROS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 27, 2011

April 27, 2011

To the Shareholders:

We cordially invite you to the 2011 Annual Meeting of Shareholders of Omeros Corporation, a Washington corporation, to be held on Friday, May 27, 2011, at 10:00 a.m. local time on the fourth floor of the U.S. Bank Centre located at 1420 Fifth Avenue, Seattle, Washington 98101, for the following purposes:

(1)	to elect the two Class II director nominees named in this proxy statement to the board of directors, each to serve until the 2014 Annual Meeting of Shareholders;

(2)	to hold an advisory vote on the compensation of our named executive officers;

(3)	to hold an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers;

(4)	to ratify the appointment of Ernst & Young LLP as Omeros’ independent registered public accounting firm for the fiscal year ending December 31, 2011; and

(5)	to transact such other business as may properly come before the 2011 Annual Meeting or any adjournment or postponement of the 2011 Annual Meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Shareholders of record at the close of business on April 15, 2011 will be entitled to vote at the 2011 Annual Meeting and at any adjournment or postponement of the meeting.

The proxy statement accompanying this notice is being issued in connection with the solicitation of a proxy on the enclosed form of proxy card by the board of directors for use at the 2011 Annual Meeting of Shareholders of Omeros. The proxy statement and 2010 Annual Report can be viewed at http://bnymellon.mobular.net/bnymellon/omer in accordance with the rules of the U.S. Securities and Exchange Commission.

We look forward to seeing you at the 2011 Annual Meeting.

By Order of the Board of Directors,

Marcia S. Kelbon Vice President, Patent General Counsel and Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2011 Annual Meeting, we encourage you to vote in advance of the meeting to assure your representation at the meeting. You may vote prior to the 2011 Annual Meeting by mailing the proxy card in the enclosed postage-prepaid envelope, by telephone or via the Internet in accordance with the instructions on your proxy card. Even if you vote in advance of the 2011 Annual Meeting, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2011 Annual Meeting, you must obtain from the record holder a proxy card issued in your name.

OMEROS CORPORATION

1420 Fifth Avenue

Suite 2600

Seattle, WA 98101

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the board of directors of Omeros Corporation for use at the 2011 Annual Meeting of Shareholders to be held Friday, May 27, 2011, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The 2011 Annual Meeting will be held on the fourth floor of the U.S. Bank Centre located at 1420 Fifth Avenue, Seattle, Washington 98101.

These proxy solicitation materials and the 2010 Annual Report to Shareholders for the fiscal year ended December 31, 2010, including financial statements, were mailed on or about April 27, 2011 to all shareholders entitled to vote at the 2011 Annual Meeting.

Record Date and Quorum

Shareholders of record at the close of business on April 15, 2011, the record date, are entitled to notice of and to vote their shares at the 2011 Annual Meeting. At the record date, 22,137,812 shares of Omeros’ common stock, $0.01 par value per share, were issued and outstanding. Holders of shares of common stock are entitled to cast one vote per share on all matters. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the 2011 Annual Meeting.

Abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered as shares present at the 2011 Annual Meeting for the purpose of determining a quorum. The inspector of election will determine whether or not a quorum is present at the 2011 Annual Meeting.

Proposals at the 2011 Annual Meeting

Shareholders are being asked to vote on the following proposals:

(1)	the election of the two Class II director nominees named in this proxy statement (Proposal 1);

(2)	an advisory vote on the compensation of our named executive officers (Proposal 2);

(3)	an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers (Proposal 3);

(4)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 4); and

(5)	any other business that may properly come before the 2011 Annual Meeting or any adjournment or postponement of the meeting.

Votes Required

Proposal 1: Election of Directors

The two candidates for director who receive the highest number of affirmative votes will be elected. Shareholders are not entitled to cumulate votes for the election of directors.

Proposal 2: Advisory Vote on Compensation of Named Executive Officers

Proposal 2 will be approved if the number of votes cast in favor of this proposal exceeds the number of votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the vote.

Proposal 3: Advisory Vote on Frequency of Future Advisory Votes on Compensation of Named Executive Officers

The choice for the frequency (every one, two or three years) of future advisory votes on compensation of our named executive officers that receives the highest number of votes will be the frequency that shareholders approve. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the vote.

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

Proposal 4 will be approved if the number of votes cast in favor of this proposal exceeds the number of votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the vote.

How to Vote

Registered shareholders can vote by mail or telephone or via the Internet, as described below, or in person at the 2011 Annual Meeting. If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the registered shareholder.

Registered shareholders may cast their vote by:

(1)	signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope;

(2)	calling 1-866-540-5760 using a touch-tone telephone;

(3)	accessing the Internet website www.proxyvoting.com/omer; or

(4)	completing a ballot at the 2011 Annual Meeting.

If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you. If your shares are held in the name of a brokerage firm or bank or other similar organization, you are considered the beneficial shareholder with respect to those shares. A beneficial shareholder may not vote shares in person at the 2011 Annual Meeting unless he or she obtains a “legal proxy” from the broker, bank or other holder of record that holds his or her shares.

Whether or not you plan to attend the 2011 Annual Meeting, we encourage you to vote in advance of the meeting to assure your representation at the meeting. Votes cast by proxy or in person at the 2011 Annual Meeting will be tabulated by the inspector of elections appointed for the meeting.

Abstentions and Broker Non-Votes

Shareholders may abstain from voting on any of the four proposals. Because abstentions are not counted as votes cast for a proposal, abstentions will have no effect on Proposal 1 since the directors who are elected are those who receive the highest number of affirmative votes. Additionally, abstentions will not be counted as votes for or against a matter where the approval of such matter only requires a majority of the shares voting thereon and, accordingly, will have no effect on Proposal 2 or Proposal 4. Abstentions will also not be counted as votes for or against any of the frequency options (every one, two or three years) of Proposal 3 since the frequency approved by the shareholders is the one that receives the highest number of votes.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the case of “uninstructed shares,” in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain types of proposals are “non-discretionary,” however, and brokers who have received no instructions from their clients do not have discretion to vote such uninstructed shares on those items. At this year’s meeting, brokers will have discretion to vote uninstructed shares on Proposal 4, but not on Proposals 1 through 3.

The failure of a brokerage firm or other intermediary to vote its customers’ shares at the 2011 Annual Meeting will have no effect on Proposal 1 since the directors who are elected are those who receive the highest number of affirmative votes. Additionally, broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will not be counted as votes for or against a matter where the approval of such matter only requires a majority of the shares voting thereon and, accordingly, will have no effect on Proposal 2 or Proposal 4. Broker non-votes will also not be counted as votes for or against any of the frequency options (every one, two or three years) of Proposal 3 since the frequency approved by the shareholders is the one that receives the highest number of votes.

Revoking a Proxy

A registered shareholder can revoke his or her proxy before the time of voting at the 2011 Annual Meeting in several ways:

(1)	by mailing a revised proxy card dated later than the prior proxy card;

(2)	by submitting a new vote by telephone;

(3)	by submitting a new vote via the Internet;

(4)	by voting in person at the 2011 Annual Meeting; or

(5)	by notifying our corporate secretary in writing that you are revoking your proxy. Your revocation must be received before the 2011 Annual Meeting to be counted.

Any beneficial shareholder may change or revoke his or her voting instructions by contacting the broker, bank or other nominee holding the shares or by obtaining a proxy from such institution and voting in person at the 2011 Annual Meeting.

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of your vote by the board of directors. We pay the costs of soliciting proxies from our shareholders. We may reimburse brokerage firms and other persons representing beneficial shareholders for their expenses in forwarding the voting materials to the beneficial shareholders. Directors, officers and regular employees may solicit proxies on our behalf personally, by telephone or by facsimile without additional compensation. Currently, we do not intend to retain any person to assist in the solicitation of proxies.

Shareholder Proposals for 2012 Annual Meeting

Pursuant to Rule 14a-8 promulgated by the U.S. Securities and Exchange Commission, shareholder proposals intended for inclusion in our proxy statement for our 2012 Annual Meeting of Shareholders must be received by us at our principal executive offices at 1420 Fifth Avenue, Suite 2600, Seattle, WA 98101, by the close of business on or prior to December 29, 2011. However, if the date of the 2012 Annual Meeting of Shareholders has been changed by more than 30 days from the date of the 2011 Annual Meeting of Shareholders, notice by a shareholder of a proposal must be received a reasonable time before we begin to print and send the proxy materials for the meeting.

Shareholder proposals submitted for consideration at our 2012 Annual Meeting of Shareholders, but not submitted for inclusion in our proxy statement for our 2012 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated by the U.S. Securities and Exchange Commission, must be received at our principal executive offices at 1420 Fifth Avenue, Suite 2600, Seattle, WA 98101, by the close of business on or prior to December 29, 2011. However, if the date of the 2012 Annual Meeting of Shareholders has been changed by more than 30 days from the date of the 2011 Annual Meeting of Shareholders, notice by a shareholder of a proposal must be received no later than the close of business on the later of 120 calendar days in advance of the 2012 Annual Meeting of Shareholders and ten calendar days following the date on which public announcement of the date of the 2012 Annual Meeting of Shareholders is first made.

In addition, notice of any shareholder proposals must be given in accordance with our bylaws and all other applicable requirements, including the rules and regulations of the U.S. Securities and Exchange Commission. If a shareholder fails to give notice of a proposal as required by our bylaws or other applicable requirements, then the proposal will not be included in the proxy statement for the 2012 Annual Meeting of Shareholders and the shareholder will not be permitted to present the proposal for a vote at the 2012 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials Shareholder Meeting to Be Held on May 27, 2011

This proxy statement and the 2010 Annual Report are available at: http://bnymellon.mobular.net/bnymellon/omer.

“Householding” of Proxy Materials

We have adopted a procedure approved by the U.S. Securities and Exchange Commission called “householding.” Under this procedure, registered shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials may receive only one set of our proxy materials unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. We believe this will provide greater convenience for our shareholders, as well as cost savings for us, by reducing the number of duplicate documents that are sent to your home.

Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a shareholder. If you are a registered shareholder eligible for householding and currently receive multiple copies of our proxy materials with other shareholders of record with whom you share an address or if you hold stock in more than one account, and in either case you wish to receive only a single copy of these documents for your household, please contact our corporate secretary at 1420 Fifth Avenue, Suite 2600, Seattle, WA 98101 at (206) 676-5000.

If you participate in householding and wish to receive a separate copy of our 2010 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our corporate secretary at the address or telephone number indicated above and we will promptly deliver to you separate copies of these documents.

Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with our bylaws, our board of directors has set its size at seven members. Our board, which currently consists of seven members, is divided into three classes, each serving staggered three-year terms. We currently have three Class I directors, two Class II directors and two Class III directors. Our Class I directors, whose terms will expire at our 2013 Annual Meeting, are Ray Aspiri, Daniel K. Spiegelman and Jean-Philippe Tripet. Our Class II directors are Thomas J. Cable and Peter A. Demopulos, M.D. The terms of our

Class II directors shall expire at the close of the 2011 Annual Meeting. Following the recommendation of the nominating and governance committee, our board of directors has nominated each of our current Class II directors for re-election at the 2011 Annual Meeting. If re-elected, each of Mr. Cable and Dr. Peter A. Demopulos would serve until the 2014 Annual Meeting and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Our Class III directors, whose terms will end at our 2012 Annual Meeting, are Gregory A. Demopulos, M.D. and Leroy E. Hood, M.D., Ph.D.

Nominees for Election as Class II Directors

Set forth below is biographical information for each person nominated for election at the 2011 Annual Meeting for a term expiring at the 2014 Annual Meeting.

Thomas J. Cable, age 71, has served on our board of directors since January 1995. He has also served on our audit and compensation committees since January 1995 and December 2007, respectively, and as chairman of our nominating and governance committee since September 2009. Mr. Cable is the chairman of the board of the Washington Research Foundation, a technology transfer and early stage venture capital organization affiliated with the University of Washington, which he co-founded in 1980. Mr. Cable also founded Cable & Howse Ventures, a venture capital firm, and Cable, Howse & Ragen, an investment banking firm. Mr. Cable also co-founded Montgomery Securities, an investment banking firm acquired by Bank of America. A former U.S. Navy submarine officer, Mr. Cable received his M.B.A. from the Stanford Graduate School of Business and his B.A. from Harvard University. Our nominating and governance committee has concluded that Mr. Cable should continue to serve on the board of directors based on his knowledge and experience in finance, investment banking, technology development and product commercialization.

Peter A. Demopulos, M.D., FACC, FSCAI, age 57, has served on our board of directors since January 1995. Dr. Demopulos is a practicing board certified general and interventional cardiologist at Seattle Cardiology, part of the Swedish Heart & Vascular Institute. He has been a member of Seattle Cardiology from 2005 to the present, also serving as its Medical Director from 2005 to 2010. From 1989 to 2005, Dr. Demopulos practiced cardiology at Minor & James Medical PLLC. Dr. Demopulos is also a clinical assistant professor of cardiology at the University of Washington School of Medicine, a position that he has held since 1989. He participates as an investigator in clinical trials evaluating interventional cardiology devices and drug therapies at Seattle Cardiovascular Research and Swedish Cardiovascular Research. Dr. Demopulos received his M.D. from the Stanford University School of Medicine and his B.S. from Stanford University. Our nominating and governance committee has concluded that Dr. Demopulos should continue to serve on the board of directors based on his medical and scientific expertise, his experience as a clinical investigator in relevant therapeutic areas and his experience with clinical development and trial design. Dr. Demopulos is the brother of Gregory A. Demopulos, M.D., our president and chief executive officer and the chairman of our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS

VOTE FOR ALL OF THE NOMINEES NAMED ABOVE

Class III Directors — Continuing in Office until the 2012 Annual Meeting of Shareholders

Gregory A. Demopulos, M.D., age 52, is one of our founders and has served as our president, chief executive officer and chairman of the board of directors since June 1994 and, in an interim capacity, as our chief financial officer and treasurer since January 2009. He also served as our chief medical officer from June 1994 to March 2010. Prior to founding Omeros, Dr. Demopulos completed his residency in orthopedic surgery at Stanford University and his fellowship training at Duke University. Dr. Demopulos currently serves on the board of directors of Onconome, Inc., a privately held company developing biomarkers for early cancer detection. Dr. Demopulos received his M.D. from the Stanford University School of Medicine and his B.S. from Stanford University. Our nominating and governance committee has concluded that Dr. Demopulos should continue to serve on the board of directors based on his position as our chief executive officer and his medical and scientific expertise, experience with clinical development and design and knowledge of our operations and development programs. Dr. Demopulos is the brother of Peter A. Demopulos, M.D., a member of our board of directors.

Leroy E. Hood, M.D., Ph.D., age 72, has served on our board of directors since March 2001. He also has served on our nominating and governance committee since September 2009 and he previously served as a member of our audit committee from September 2009 to December 2009. Dr. Hood is the president of the Institute for Systems Biology, a non-profit research institute dedicated to the study and application of systems biology, which he co-founded in 2000. Previously, Dr. Hood was founder and chairman of the Department of Molecular Biotechnology at the University of Washington School of Medicine. Dr. Hood also co-founded Amgen, Inc., Applied Biosystems, Inc., Darwin Molecular Technologies, Inc., Rosetta Inpharmatics, Inc. and SyStemix, Inc. Dr. Hood is a member of the National Academy of Sciences, the American Philosophical Society, the American Association of Arts and Sciences, the Institute of Medicine and the National Academy of Engineering. Dr. Hood received his Ph.D. and B.S. from the California Institute of Technology and his M.D. from The John Hopkins School of Medicine. Our nominating and governance committee has concluded that Dr. Hood should continue to serve on the board of directors based on his scientific expertise in drug discovery and development and experience in founding and building biotechnology and pharmaceutical companies.

Class I Directors — Continuing in Office until the 2013 Annual Meeting of Shareholders

Ray Aspiri, age 74, has served on our board of directors since January 1995 and as our treasurer from January 1999 to September 2007. Mr. Aspiri has also served as chairman of our compensation committee since January 1995 and as a member of our nominating and governance committee since September 2009. Mr. Aspiri is the chairman of the board of Tempress Technologies, Inc., a privately held research and development company specializing in high-pressure fluid dynamics for the oil and gas industry, which he founded in 1997. From 1980 to 1997, Mr. Aspiri served as the chairman of the board and chief executive officer of Tempress, Inc., a privately held company specializing in products for the truck, marine and sporting goods industries. Our nominating and governance committee has concluded that Mr. Aspiri should continue to serve on the board of directors based on his experience in founding and managing companies, his knowledge of commercial manufacturing and his experience in serving on compensation committees.

Jean-Philippe Tripet, age 48, has served on our board of directors since September 2006. Mr. Tripet has also served as a member of our audit committee since April 2009 and as a member of our compensation committee since September 2009. He was a member of the board of directors of nura, inc. (our wholly owned subsidiary that we acquired in August 2006) from September 2003 to August 2006. Mr. Tripet is the chairman and managing partner of Aravis Venture, a venture capital firm that he founded in 2001. Previously, Mr. Tripet served as executive vice president of Lombard Odier & Cie, a commercial bank headquartered in Geneva, Switzerland, where he co-founded and headed the Lombard Odier Immunology Fund, and as vice president equity research of Union Bank of Switzerland. Mr. Tripet received his degree in business administration from the University of Geneva. Our nominating and governance committee has concluded that Mr. Tripet should continue to serve on the board of directors based on his experience as a chartered financial analyst, portfolio manager and venture capitalist with specific knowledge of G protein-coupled receptors and antibody development.

Daniel K. Spiegelman, age 52, has served on our board of directors and as the chairman of our audit committee since December 2009. From 1998 to 2009, Mr. Spiegelman served in various positions, most recently as senior vice president and chief financial officer, of CV Therapeutics, Inc., a biopharmaceutical company that was acquired by Gilead Sciences, Inc. in April 2009. From 1991 to 1998, Mr. Spiegelman served at Genentech, Inc., most recently as treasurer. Mr. Spiegelman also serves on the board of directors of Affymax, Inc., Anthera Pharmaceuticals, Inc., Cyclacel Pharmaceuticals, Inc. and Oncothyreon Inc., all publicly traded biopharmaceutical companies. Mr. Spiegelman received his M.B.A. from the Stanford Graduate School of Business and his B.A. in economics from Stanford University. Our nominating and governance committee has concluded that Mr. Spiegelman should continue to serve on the board of directors based on his experience in public company finance and accounting, management and corporate governance.

BOARD OF DIRECTORS

Board Leadership Structure

Gregory A. Demopulos, M.D., is our principal executive officer and chairman of the board of directors. Thomas J. Cable is our lead independent director. The responsibilities of our lead independent director are to:

•	serve as chairman of meetings of the board of directors at which the chairman of the board is not present, such as executive sessions of the non-executive directors;

•	call meetings of the non-executive directors as he deems appropriate;

•	serve as the principal liaison on board-wide issues between the chairman of the board and the non-executive directors; and

•	coordinate the activities of the non-executive directors as he deems appropriate.

Taking into account Dr. Demopulos’ in-depth knowledge of our operations, programs and strategy, as well as the oversight authority granted to our lead independent director and each of the committees of our board of directors, which are each comprised solely of independent directors, our board of directors has determined that combining the principal executive officer and chairman of the board of directors positions and appointing a separate lead independent director is appropriate for Omeros at this time.

Risk Oversight

Our management is primarily responsible for assessing and managing risk, while our board of directors is responsible for overseeing management’s execution of its responsibilities. The board of directors is supported by its committees in fulfillment of this responsibility. For example, the audit committee focuses on our overall financial risk by evaluating our internal controls and disclosure policies as well as ensuring the integrity of our financial statements and periodic reports. Our compensation committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy. Finally, the nominating and governance committee ensures that our governance policies and procedures are appropriate in light of the risks we face.

Director Independence

Our board of directors has determined that Mr. Aspiri, Mr. Cable, Dr. Hood, Mr. Spiegelman and Mr. Tripet each meet independence requirements under applicable NASDAQ listing standards as well as applicable rules promulgated by the U.S. Securities and Exchange Commission, or SEC.

Board and Committee Meeting and Annual Meeting Attendance

Our board of directors held a total of four meetings and acted by unanimous written consent two times during 2010. No director attended fewer than 75% of the total number of board meetings and the total number of committee meetings of the board on which he served (during the periods that he served), with the exception of Mr. Tripet who attended 73% of such meetings. We encourage, but do not require, our board members to attend our annual meetings of shareholders. Three directors attended our 2010 Annual Meeting.

Committees of the Board of Directors

Our board of directors has standing audit, compensation and nominating and governance committees, each of which has the composition and responsibilities described below. The charters for each of these committees can be found in the Investors section of our web site located at www.omeros.com.

Nominating and Governance Committee Matters

Membership and Independence

The members of our nominating and governance committee are Mr. Cable, Mr. Aspiri and Dr. Hood. Mr. Cable is the chairman of our nominating and governance committee. Our board has determined that each member of our nominating and governance committee meets current NASDAQ requirements for independence. Our nominating committee held one meeting during 2010.

Responsibilities

Under its charter, the nominating and governance committee is responsible for, among other things:

•	assisting the board in identifying prospective director nominees and recommending director nominees to our board for each annual meeting of shareholders;

•	evaluating nominations by shareholders of candidates for election to our board;

•	recommending governance principles to our board;

•	overseeing the evaluation of our board of directors;

•	reviewing shareholder proposals for our annual meetings;

•	evaluating proposed changes to our charter documents;

•	reviewing and assessing our senior management succession plan; and

•	recommending to our board the members for each board committee.

Shareholder Recommendations and Nominees

It is the policy of our board of directors that the nominating and governance committee consider both recommendations and nominations for candidates to the board from shareholders so long as such recommendations and nominations comply with our articles of incorporation and bylaws and applicable laws, including the rules and regulations of the SEC. Shareholders may recommend director nominees for consideration by the nominating and governance committee by writing to the Office of the General Counsel of Omeros at the address below and providing evidence of the shareholder’s ownership of Omeros stock, the nominee’s name, home and business address and other contact information, as well as the nominee’s detailed biographical data and qualifications for board membership, and information regarding any relationships between the recommended candidate and Omeros within the last three fiscal years.

Following verification of the shareholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the nominating and governance committee. Shareholders who desire to nominate persons directly for election to the board at an annual meeting of shareholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. Any vacancies on the board occurring between our annual meetings of shareholders may be filled by persons selected by a majority of the directors then in office, and any director so elected will serve until the next shareholders’ meeting at which directors are elected.

Write to the nominating and governance committee at:

Omeros Corporation

1420 Fifth Avenue, Suite 2600

Seattle, WA 98101

Attn: Nominating and Governance Committee

c/o Office of the General Counsel

Director Qualifications

Our board of directors believes that there are no specific minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board to possess, except as may be required by rules promulgated by NASDAQ or the SEC. In evaluating the qualifications of the candidates, the nominating and governance committee will consider many factors, including, issues of character, judgment, independence, diversity, age, expertise, diversity of experience, length of service, other commitments and the like. The nominating and governance committee will evaluate such factors, among others, and does not assign any particular weighting or priority to any of these factors. The committee will consider each individual candidate in the context of the current perceived needs of the board as a whole. Although the committee may choose to consider diversity as one factor in evaluating candidates, we do not have a policy that requires the committee to consider diversity. While the board of directors has not established specific minimum qualifications for director candidates, the board believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have qualifications that will increase overall board effectiveness and (d) meet other requirements as may be required by applicable rules of NASDAQ and the SEC.

Audit Committee Matters

Membership and Independence

The members of our audit committee are Mr. Cable, Mr. Spiegelman and Mr. Tripet. Mr. Spiegelman is the chairman of our audit committee. Our board has determined that each member of our audit committee meets current SEC and NASDAQ requirements for independence. Our board of directors has also determined that Mr. Spiegelman is an “audit committee financial expert” as defined in SEC rules. Our audit committee held a total of six meetings and acted by unanimous written consent one time during 2010.

Responsibilities

Under its charter, the audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•

reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters;

•	reviewing and approving in advance any proposed related-party transactions and monitoring compliance with our code of business conduct and ethics; and

•	preparing the audit committee report that the SEC requires in our annual meeting proxy statements.

Compensation Committee Matters

Membership and Independence

The members of our compensation committee are Mr. Aspiri, Mr. Cable and Mr. Tripet. Mr. Aspiri is the chairman of our compensation committee. Our board has determined that each member of our compensation committee meets current NASDAQ requirements for independence. Our compensation committee held a total of five meetings and acted by unanimous written consent one time during 2010.

Responsibilities

Under its charter, the compensation committee is responsible for, among other things:

•

evaluating the performance of our executive officers and approving these officers’ compensation and other terms of employment and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;

•	evaluating and recommending to our board of directors the equity incentive plans, compensation plans and similar programs advisable for us;

•	administering our equity incentive plans;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers; and

•	preparing the compensation committee report that the SEC requires in our annual proxy statement.

Processes and Procedures

Our board of directors has delegated to the compensation committee the authority to determine the compensation for our executive officers. Non-executive director compensation is recommended by our compensation committee to the board of directors for approval. Our executive officers participate in general discussions with our compensation committee and board of directors about these compensation matters but they do not participate in discussions during which their individual compensation is being considered and approved.

Compensation Committee Interlocks and Insider Participation

During 2010, Mr. Aspiri, Mr. Cable and Mr. Tripet served on our compensation committee. During 2010, no member of our compensation committee was an officer or employee or formerly an officer of our company, and, except as set forth under the section entitled “Transactions with Related Persons” in this proxy statement, no member had any relationship that would require disclosure under Item 404 of Regulation S-K of the Securities Exchange Act of 1934. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Shareholder Communication with the Board of Directors

It is the policy of our board of directors to allow shareholders to communicate with its members. Communications may be addressed to the entire board, to the non-management directors as a group, or to any individual director. All such communications will be initially received and processed by the office of our general counsel. Spam, junk mail, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations and advertisements and threatening, hostile, illegal and similar unsuitable communications will not be delivered to the board, provided that such information will be made available to a director upon request. To contact members of the board of directors, shareholders should send a letter to the following address:

Omeros Corporation

1420 Fifth Avenue, Suite 2600

Seattle, WA 98101

Attn: The Board of Directors

c/o Office of the General Counsel

NON-EMPLOYEE DIRECTOR COMPENSATION

Our non-employee directors receive cash compensation for their services in the following amounts: $20,000 per year for service on the board of directors; plus $1,750 for each meeting of the board of directors attended in-person; plus $500 for each meeting of the board of directors attended by telephone; plus $500 for each committee meeting attended in-person or by telephone. In addition, we pay the chairpersons of the audit, compensation and nominating and governance committees $15,000, $10,000 and $5,000 per year, respectively, for such service. These fees are paid on a quarterly basis as earned.

Each individual who is first elected or appointed as a non-employee member of the board of directors is automatically granted an option to purchase 15,000 shares of our common stock, with the shares subject to the option vesting in equal annual installments over a three-year period beginning on the date the director takes office. In addition, on the date of each annual meeting of shareholders, each non-employee director who has served as a director for at least six months and who will continue to serve as a director after the meeting is automatically granted an option to purchase 5,000 shares of our common stock that vests in full on the day prior to the date of the next annual meeting of shareholders. The per share exercise price for all of these options is equal to the closing public trading price of our common stock on the date of grant, and vesting is conditioned upon the director’s continued service as a director through the applicable vesting dates. These cash and option award payments are described in the Omeros Corporation Non-Employee Director Compensation Policy that became effective on October 7, 2009.

2010 Non-Employee Director Compensation

The following table shows the compensation that was paid to or earned by each of our non-executive directors during the fiscal year ended December 31, 2010:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)(2)	Total ($)
Ray Aspiri	40,000		20,100	60,100
Thomas J. Cable	38,000		20,100	58,100
Peter A. Demopulos, M.D.	27,000		20,100	47,100
Leroy E. Hood, M.D., Ph.D.	25,750		20,100	45,850
Daniel K. Spiegelman	43,750		—	43,750
Jean-Philippe Tripet	—	(3)	20,100	20,100

(1)

Amounts shown in this column represent the grant date fair value of option awards granted to our non-executive directors during 2010 as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(2)	As of December 31, 2010, Mr. Aspiri, Mr. Cable, Dr. Demopulos, Dr. Hood, Mr. Spiegelman and Mr. Tripet each held option awards to purchase up to 15,000 shares of common stock.
(3)	Mr. Tripet waived his right to receive any cash compensation for his services as a director during 2010 under our Non-Employee Director Compensation Policy.

PROPOSAL 2 — ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, our board of directors is asking shareholders to approve an advisory resolution regarding the compensation of our named executive officers as reported in this proxy statement. This “Say on Pay” proposal gives our shareholders the opportunity to endorse, or not endorse, our executive compensation policies and practices and the compensation of our named executive officers. The Say on Pay vote is advisory and non-binding on the board of directors; however, the board of directors and the compensation committee will review and consider the voting results when making future decisions regarding executive compensation.

As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the compensation committee of our board of directors has adopted the following principles to guide us in formulating our compensation policies and making compensation decisions:

•

provide total compensation opportunities that enable us to recruit and retain executives with the experience and skills to manage the growth of our company and lead us to the next stage of development;

•	establish a clear alignment between the interests of our executives and the interests of our shareholders;

•	reinforce a culture of ownership, excellence and urgency; and

•	create a direct and meaningful link between company business results, individual performance and rewards.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes our compensation policies and practices, as well as the related tables and narrative discussion that follow, which provide additional information on the compensation of our named executive officers. Our board of directors believes that the compensation of our named executive officers is appropriate and effective in achieving our corporate objectives and recommends that you vote in favor of the following resolution:

RESOLVED, that the compensation of the named executive officers of the Company, as disclosed in the proxy statement for the Company’s 2011 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR

THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

PROPOSAL 3 — ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934, as amended, also requires that we give our shareholders the opportunity to advise our board of directors on how frequently — every one, every two or every three years — we should hold an advisory vote on our executive compensation policies and practices and the compensation of our named executive officers. Similar to Proposal 2, this vote is advisory and non-binding on our board of directors; however, the board of directors will review and consider the voting results when making future decisions regarding the frequency of shareholder advisory votes on executive compensation.

Our board of directors has determined that holding an advisory vote once every three years on executive compensation is the most suitable alternative for Omeros, and therefore our board unanimously recommends that you vote for the frequency option of every three years. In formulating its recommendation, our board of directors noted that our compensation policies and practices provide incentives to our executives and other employees to achieve corporate goals designed to create long-term value for our shareholders. A triennial vote will allow shareholders to assess whether our compensation policies and practices are effective at achieving that goal.

In contrast, an annual or biennial vote would not provide shareholders with data over a sufficient time period to assess whether our policies and practices are effective at creating long-term shareholder value. Any shareholder feedback received by our board of directors from an annual or biennial vote may in large part reflect considerations related to short-term value creation. We believe that a vote every three years is more likely to reflect our shareholders’ assessment of the effectiveness of our executive compensation policies and practices in creating long-term value. This will in turn provide more useful feedback to our board of directors in its assessment and design of our executive compensation policies and practices. Finally, as discussed above under the heading “Shareholder Communication with the Board of Directors,” shareholders may at any time provide feedback to our board of directors on our executive compensation policies and practices, even in years when we do not hold a Say on Pay vote.

You may cast your vote for your preferred voting frequency by choosing among the options of every one, every two and every three years, or you may abstain from voting on this proposal. The option that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the board of directors in any way, the board may decide that it is in the best interests of our shareholders and Omeros to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE

TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for:

•	Gregory A. Demopulos, M.D., our president, chief executive officer and chairman of the board of directors; and

•	Marcia S. Kelbon, J.D., our vice president, patent and general counsel and secretary.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as our “named executive officers.”

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why the compensation committee of our board of directors arrived at specific compensation policies and decisions involving our executives during 2010.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

2010 Business Highlights

During 2010, we made significant progress in our pipeline. These advances included:

•	we successfully completed a Phase 2 clinical trial evaluating OMS103HP in patients undergoing partial meniscectomy surgery;

•

in our GPCR program we identified compounds that interact with three orphan GPCRs linked to squamous cell carcinoma, obesity and appetite control, and we completed the acquisition of an assay technology for the program;

•	we commenced enrollment in a Phase 2b clinical trial evaluating OMS302 in patients undergoing cataract surgery; and

•

we received $20.0 million from Vulcan Capital and a $5.0 million grant award from Washington State’s Life Sciences Discovery Fund to advance our GPCR program in exchange for a percentage of any net proceeds we generate from the program.

Significant Executive Compensation Actions

As reflected in our compensation philosophy, we set the compensation of our named executive officers based on their ability to achieve annual operational objectives that further our long-term business objectives and to create sustainable long-term shareholder value in a cost-effective manner. Accordingly, our 2010 compensation actions and decisions were based on our executive’s accomplishments in these dual areas. We have also been adjusting their cash compensation to take into account the higher market range for public companies.

For 2010, the compensation committee took the following actions with respect to the compensation of the named executive officers:

•	increased base salaries to partially address the differences between the pre-IPO and public markets for our named executive officers;

•	awarded formula-based bonuses at 20% of the target bonus opportunity established at the beginning of the year; and

•	approved stock option awards to satisfy competitive market concerns, satisfy our retention objectives, and reward individual performance for 2009.

Significant Corporate Governance Actions

During the past year, the following actions were taken to enhance our corporate governance and executive compensation policies and practices:

•	our chief executive officer voluntarily gave up his Section 280G golden parachute excise tax gross up as part of the renewal of his employment agreement; and

•

our compensation committee hired Compensia, an independent compensation consulting firm, to assist it with the development of a process for reviewing executive compensation as well as providing competitive market data.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is being constantly reshaped by medical advances, rapidly changing market and regulatory requirements and the emergence of new competitive technologies. To thrive in this environment, we must work quickly to create and refine new development programs and product candidates and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need a highly talented team of technical and business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have employed a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term value creation and rewarding management team members for achieving our strategic objectives.

Since our initial public offering, we have oriented our executive compensation program to:

•

provide total compensation opportunities that enable us to recruit and retain executives with the experience and skills to manage the growth of our company and lead us to the next stage of development;

•	establish a clear alignment between the interests of our executives and the interests of our shareholders;

•	reinforce a culture of ownership, excellence and urgency; and

•	create a direct and meaningful link between company business results, individual performance and rewards.

Executive Compensation-Setting Process

Role of the Compensation Committee

Our compensation committee is responsible for overseeing our executive compensation philosophy and administering our executive compensation program, as well as determining and approving the compensation for our executive officers. The compensation committee regularly reports to our board of directors on its deliberations and actions.

During each fiscal year, the compensation committee also reviews our executive compensation program, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and recommend to our board of directors any modifications or new plans or programs.

Role of Management

In carrying out its responsibilities, the compensation committee works with members of our management team, including our chief executive officer. Typically, our senior management assists the compensation committee and its compensation consultant by providing information on Company and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Typically, our chief executive officer, using competitive market data collected by the our compensation consultant, makes recommendations to the compensation committee regarding the compensation of our employees, including our executive officers (except with respect to his own compensation), and attends compensation committee meetings (except with respect to discussions involving his own compensation).

While the compensation committee solicits and reviews our chief executive officer’s recommendations and proposals with respect to compensation-related matters, the compensation committee only uses these recommendations and proposals as one factor in making compensation decisions for our employees, including our executive officers.

Role of Compensation Consultant

The compensation committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the establishment of cash and equity compensation plans and arrangements and related policies.

The compensation committee has engaged Compensia, Inc., a national compensation consulting firm providing executive compensation advisory services, to assist it in developing a set of executive compensation guiding principles, to evaluate the competitiveness of our executive officers’ compensation, and to assist the compensation committee in designing and implementing our executive compensation program. Compensia serves at the discretion of the compensation committee.

In late 2009 and early 2010, Compensia conducted a review of our executives’ base salaries, cash bonuses and long-term incentive compensation levels and plan structures. As part of this review, Compensia developed a peer group of companies in our industry sector and prepared a competitive market analysis to help us determine the appropriate level of overall compensation and each separate compensation component and to ensure that the compensation we offer to our executive officers is competitive and fair. In early 2010, the compensation committee reviewed Compensia’s report and considered and implemented company-wide adjustments to base salaries, the establishment of a formal annual bonus program and an annual equity compensation refresh program. Compensia did not provide any other services to us in 2009 or 2010.

Initial Employment

The initial compensation arrangements with our named executive officers, other than our chief executive officer, have been determined in individual negotiations with each individual in connection with his or her joining us. Our chief executive officer has been primarily responsible for negotiating these arrangements with the oversight and final approval of the board of directors and/or the compensation committee. As one of our principal founders, the initial compensation arrangement of our chief executive officer was negotiated between him and our board of directors in connection with the founding of our company in 1994.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and current compensation levels and to assist the compensation committee in setting compensation levels, it refers to compensation data compiled with respect to the compensation paid to executives in comparable positions at a group of comparable companies, or the Peer Group. The companies comprising the Peer Group have been selected on the basis of their similarities to Omeros including their stage of development and development programs. Compensation data for the companies comprising the Peer Group is gathered from public filings and from Compensia’s proprietary compensation databases.

For 2010, the Peer Group was comprised of the following companies:

Ardea Biosciences, Inc.	Arena Pharmaceuticals, Inc.
Array BioPharma Inc.	Dendreon Corporation
Facet Biotech Corporation	Incyte Corporation
Neurocrine Biosciences, Inc.	Orexigen Therapeutics, Inc.
Pain Therapeutics, Inc.	Pharmasset, Inc.
Rigel Pharmaceuticals, Inc.	Seattle Genetics, Inc.
VIVUS, Inc.

The compensation committee plans to review the composition of the Peer Group annually and make adjustments to its composition as necessary. The market data from the Peer Group is supplemented by survey data from the Radford Global Life Sciences Survey.

Compensation Program Design

Since our initial public offering in 2009, the compensation of our named executive officers has consisted of base salary, bonuses, equity compensation, employee benefits and certain post-employment arrangements. We do not specifically allocate between short and long-term compensation and equity and cash compensation. The committee considers each compensation element separately and then reviews the total compensation to make sure it is appropriate.

Executive Compensation Program Components

The following is a description of each component of our executive compensation program, the rationale for each component and how awards are determined.

Base Salary

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers. The compensation committee reviews the base salaries of our named executive officers each year. In assessing these base salary levels, the compensation committee considers market competitiveness based on the Peer Group and survey data, the executive officer’s past and expected future contribution to Omeros, his or her knowledge, experience and responsibilities, and the relative base salaries and responsibilities of the other members of our management team.

In early 2010, the compensation committee increased the base salaries of our named executive officers as follows:

Named Executive Officer	2009 Base Salary	2010 Base Salary
Gregory A. Demopulos, M.D.	$475,000	$600,000
Marcia S. Kelbon, J.D.	$285,000	$310,000

Using the competitive market data collected by Compensia, the compensation committee increased the base salaries for our chief executive officer and our general counsel to account for their increased responsibilities as named executive officers of a public company. The compensation committee noted that these raises did not make the executives fully competitive with the market data for public companies, but the compensation committee believed that the adjustment to market competitive compensation may be a multi-year process.

Cash Bonus Incentive Plan

In 2010, we adopted an annual cash incentive plan designed to reward all of our employees, including our named executive officers, for the achievement of pre-established corporate performance objectives. Under the plan, target bonus levels are a percentage of an employee’s base salary and are assigned based on the employee’s position. Our executive officers’ target bonus levels are 20% of their applicable base salary rate. A 20% target bonus was established as an initial target as the bonus program was phased in. The compensation committee may increase the target bonus percentages to be more competitive as we gain more experience with the bonus program and phase in market competitive cash compensation for our executive team.

Our compensation committee established the performance objectives and assigned a weighting to each objective based on its relative importance to us. In this regard, during 2010, 34% of the target bonus level was tied to the clinical advancement of our lead product candidate, OMS103HP for arthroscopy. Because we expect all of our employees to contribute to each performance objective, the weighting of each goal was the same for all employees including our named executive officers.

Our compensation committee retains discretion to pay bonuses under our cash bonus incentive plan, even if the applicable performance objective is met or not met. Our compensation committee may also change the performance criteria. This discretion allows us to accommodate changes to our business.

The following table lists each of the corporate performance objectives as well as the weighting assigned to each objective:

Performance Objective	Weighting
Receive positive clinical data from Phase 2 OMS103HP meniscectomy program	10.2%
Report top-line clinical data from Phase 3 OMS103HP ACL program	13.6%
Receive positive clinical data from Phase 3 OMS103HP ACL program	10.2%
Identify compound that interacts with an orphan GPCR	22.0%
Obtain at least $25.0 million in funding	22.0%
Cash at 12/31/10 at least equal to budget	22.0%

Total	100.0%

During 2010, we met all of the performance objectives except those related to our Phase 3 OMS103HP ACL program. The objectives we achieved in 2010 had an aggregate weighting of 76.2%. Accordingly, the bonus levels earned in 2010 by our named executive officers were as follows:

Named Executive Officer	Target Bonus (20% of Base Salary)	Bonus Earned in 2010 (76.2% of Target Bonus)
Gregory A. Demopulos, M.D.	$120,000	$91,440
Marcia S. Kelbon, J.D.	$ 62,000	$47,244

Equity Compensation

We use equity awards to incent and reward our named executive officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executive officers with those of our shareholders.

Historically, we have not applied a rigid formula in determining the size of the equity awards that have been granted to our executive officers. Instead, these awards have been established through arms-length negotiation typically at the time the individual was hired. In making these awards, the compensation committee has exercised its judgment, taking into consideration, among other things, the prospective role and responsibility of the executive, competitive factors and the cash compensation received by the executive officer. Based upon these factors, the compensation committee has determined the size of each award at levels it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term shareholder value.

Beginning in 2010, we granted equity awards to our named executive officers as part of the compensation committee’s annual review of executive compensation. In making these awards, the compensation committee takes into consideration our performance, an evaluation of the expected and actual performance of each executive officer, his or her individual contributions and responsibilities, competitive market data for his or her respective position and market conditions.

In March and April 2010, the compensation committee granted stock options to our named executive officers in recognition of our performance and each executive officer’s individual performance for 2009. In determining the size of each executive officer’s stock option grant, the compensation committee took into consideration each executive officer’s responsibilities, experience, skills and contributions, as well as internal equity, current competitive market data for their respective positions and current market practice. The compensation committee also considered the existing equity holdings of each executive officer, including the current economic value of their unvested equity and the ability of these unvested holdings to satisfy our retention objectives.

The stock options grants for our named executive officers in 2010 were as follows:

Named Executive Officer	Number of Shares of Common Stock Underlying Stock Option
Gregory A. Demopulos, M.D.	325,000
Marcia S. Kelbon, J.D.	91,044

Retirement and Other Benefits

We have established a tax-qualified Section 401(k) retirement savings plan for our named executive officers and other employees who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions of up to 75% of their current compensation, not to exceed the applicable statutory income tax limitation (which was $16,500 in 2010). Currently, we do not match contributions made by participants in the plan. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our employees, including the named executive officers, include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short- and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our named executive officers on the same basis as to all of our full-time employees.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Historically, with the exception of parking expenses, we have not provided perquisites or other personal benefits to our named executive officers other than our chief executive officer. Pursuant to the terms of his employment agreement, we have paid additional expenses for our chief executive officer including his medical malpractice insurance premiums and practice fees so that he may continue to practice medicine. We believe that his ability to maintain his position as a practicing surgeon is beneficial to our objectives.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, however, we may provide such items in limited circumstances, such as where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective, and for recruitment, motivation or retention purposes. All future practices with respect to significant perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Post-Employment Compensation

Except for our chief executive officer, we do not have formal employment agreements with our named executive officers and the initial terms and conditions of employment of each of the named executive officers, other than our chief executive officer, is set forth in a written offer letter. Each of these offer letters was negotiated on our behalf by our chief executive officer, with the oversight of the compensation committee. For a summary of the material terms and conditions of the offer letters for the named executive officers, see “Executive Employment Agreements” below in this proxy statement.

While considering the compensation of our chief executive officer, the compensation committee was aware that it would be necessary to provide a competitive compensation package to retain someone with the unique skill set and medical expertise of our chief executive officer. At the same time, the compensation committee was sensitive to the need to balance the market competitiveness with the financial limitations of a development stage life sciences company. As part of his pay package, the chief executive officer’s employment agreement includes certain protections in the event of his termination of employment under specified circumstances, including following a change in control of our company. We believe that these protections were necessary to induce him to limit his medical practice in exchange for the uncertainty of a demanding position in a new organization and that these protections continue to help from a retention standpoint. We also believe that entering into this agreement helps our chief executive officer maintain his focus on his duty to maximize shareholder value if there is a potential transaction that could involve a change in control of our company. The terms of his agreement were determined by the compensation committee based on negotiations with our chief executive officer. For a summary of the material terms and conditions of these provisions, see “Potential Payments upon Termination or Change in Control” below in this proxy statement.

Insider Trading Policy

Under our insider trading policy, all of our employees, including our executive officers, are prohibited from engaging in short sales of our stock as well as in transactions in publicly traded options, such as puts and calls, or in other derivative securities of our common stock, with the exception of securities issued pursuant to our compensatory benefit plans. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. Our insider trading plan also prohibits our executive officers from pledging our securities as collateral for loans. Finally, the trading plan prohibits our executive officers from holding our securities in margin accounts in which the securities may be sold without the officer’s consent.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of its other named executive officers (other than its chief financial officer). Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a shareholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. Most of our compensation arrangements will be exempt for several years after our initial public offering.

As our stock first became publicly traded in 2009, in 2010 and prior years, the compensation committee did not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executives. Once our exemption period expires, we expect that the compensation committee will adopt a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for the “performance-based compensation” exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executives in the future, the compensation committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). The committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that our company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Our chief executive officer voluntarily gave up his Section 280G golden parachute excise tax “gross-up,” and we did not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2010 and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Section 409A of the Code imposes significant additional taxes if an executive officer, director or service provider receives “deferred compensation” that does not satisfy the restrictive conditions of the provision.

Although we did not have a traditional nonqualified deferred compensation plan in place for executives during 2010, Section 409A applies to certain equity awards and severance arrangements. To assist employees in avoiding additional taxes under Section 409A, we believe that we have structured equity awards in a manner intended to comply with the applicable Section 409A conditions.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718, Compensation — Stock Compensation, for our stock-based compensation awards. FASB ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. FASB ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this proxy statement with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K.

COMPENSATION COMMITTEE

Ray Aspiri, Chairman

Thomas J. Cable

Jean-Philippe Tripet

Summary Compensation Table

The following table shows all of the compensation awarded to, earned by, or paid to our named executive officers for the years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Gregory A. Demopulos, M.D.	2010	579,167	1,399,288	91,440	23,635	(3)	2,093,530
President, Chief Executive Officer and	2009	475,000	—	—	14,003		489,003
Chairman of the Board of Directors	2008	475,000	—	—	25,255		500,255
Marcia S. Kelbon, J.D.	2010	305,833	377,559	47,244	3,729		734,365
Vice President, Patent and General	2009	285,000	—	—	3,672		288,672
Counsel and Secretary	2008	285,000	—	—	3,049		288,049

(1)

Amounts shown in this column do not reflect compensation actually received by the named executive officers. Instead, the dollar amounts shown in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions.

(2)

Amounts shown in this column represent earnings in 2010 under our cash bonus incentive plan. For additional information regarding the cash bonus incentive plan, see “Cash Bonus Incentive Plan” above in this proxy statement.

(3)	Includes $23,537 in perquisites and other personal benefits, which included payments for medical malpractice insurance, parking expenses, medical practice expenses and travel expenses.

2010 Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards made to our executive officers for the year ended December 31, 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Gregory A. Demopulos, M.D.	—	120,000	—		—	—
	04/07/10	—	110,000	(3)	6.31	473,605
	04/07/10	—	63,388		6.31	272,917
	04/07/10	—	151,612		6.31	652,765
Marcia S. Kelbon, J.D.	—	62,000	—		—	—
	03/29/10	—	16,044	(4)	6.05	66,534
	03/29/10	—	26,996		6.05	111,952
	03/29/10	—	48,004		6.05	199,073

(1)

Amounts shown in this column represent the target amounts that could be earned pursuant to our 2010 cash bonus incentive plan. The actual amounts earned by Dr. Demopulos and Ms. Kelbon for the fiscal year ended December 31, 2010 were $91,440 and $47,244, respectively. For additional information regarding the cash bonus incentive plan, see “Cash Bonus Incentive Plan” above in this proxy statement.

(2)

These option awards were granted under our 2008 Equity Incentive Plan. Except as otherwise indicated, these option awards vest on a monthly basis in equal amounts over a four-year period that began on March 1, 2010.

(3)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on February 28, 2009.
(4)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on October 1, 2009.
(5)

Amounts shown in this column do not reflect compensation actually received by the named executive officers. Instead, the dollar amounts shown in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions.

Executive Employment Agreements

Gregory A. Demopulos, M.D.

We have entered into an employment agreement with Dr. Demopulos dated as of April 7, 2010. Pursuant to the terms of his employment agreement, Dr. Demopulos is an at-will employee and is entitled to receive an annual base salary of $600,000, which our compensation committee will review at least annually. We may not reduce Dr. Demopulos’ annual base salary without his consent. Dr. Demopulos is entitled to participate in any bonus and incentive plans or programs that we may establish from time to time for our employees and is eligible to participate in any employee benefit and fringe plans that we make available to our employees with the title of director or higher, such as our equity compensation plans, 401(k) plan, life insurance and company-paid health insurance. We have also agreed to allow Dr. Demopulos to maintain his status as a board-eligible orthopedic and hand and microvascular surgeon, which includes his performance of surgical procedures on a limited basis, and have agreed to pay related malpractice insurance and professional fees, which were $12,900 in 2010. We believe that his ability to maintain his standing as a practicing surgeon is beneficial to our objectives.

The employment agreement prohibits Dr. Demopulos from competing with us, directly or indirectly, or soliciting our employees to terminate their employment with us or to work with one of our competitors during his employment and for a period of up to two years following termination of his employment. In addition, the employment agreement prohibits him from soliciting or attempting to influence any of our customers or clients to purchase products from our competitors rather than our products. For a description of the change in control benefits payable to Dr. Demopulos under his employment agreement, see “Potential Payments upon Termination or Change in Control” below in this proxy statement.

Marcia S. Kelbon, J.D.

We have not entered into an employment agreement with Ms. Kelbon, and she is an at-will employee. Pursuant to the terms of her employment offer letter from 2001, Ms. Kelbon received an initial annual base salary of $188,300, was granted one option award to purchase 107,147 shares of our common stock with an exercise price of $0.52 per share and is eligible to participate in our employee benefit plans. This option award vested over a four-year period beginning on October 1, 2001. On March 29, 2010, in connection with an annual review of the compensation of all of our employees, our compensation committee increased Ms. Kelbon’s annual base salary from $285,000 to $310,000 and granted her two option awards, one to purchase up to 75,000 shares and the other to purchase up to 16,044 shares, each with an exercise price per share of $6.05, the closing of our common stock on The NASDAQ Global Market on the date of grant. Both option awards vest in equal monthly installments over a 48-month period, with April 1, 2010 as the first vesting date for the award to purchase up to 75,000 shares and November 1, 2009 as the first vesting date for the award to purchase up to 16,044 shares.

Potential Payments upon Termination or Change in Control

Pursuant to our employment agreement with Dr. Demopulos we are required to make payments to him upon termination of his employment in the circumstances described below. In addition, under the terms of our equity incentive plans, all of our named executive officers are entitled to acceleration of vesting of their option awards upon our change in control. These arrangements are discussed below.

Employment Agreement with Gregory A. Demopulos, M.D.

The compensation due to Dr. Demopulos pursuant to his employment agreement in the event of the termination of his employment with us varies depending upon the nature of the termination.

Termination Without Cause or for Good Reason. Dr. Demopulos’ employment agreement provides that if we terminate him without “cause,” as defined below, or if he terminates his employment with us for “good reason,” as defined below, then until the earlier of (1) two years from the date of his termination and (2) his start date with a new employer that pays him an annual base salary at least equal to the annual base salary we paid to him prior to his termination (provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary that will be measured will be the annual base salary we paid him prior to such reduction), we will be obligated to pay him on our regularly scheduled payroll dates on an annualized basis:

•

the annual base salary he was receiving as of his termination, provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary we will be obligated to pay him will be his annual base salary in effect prior to such reduction; plus

•

the greater of (1) the average annual bonus he received in the preceding two calendar years and (2) any bonus he would have been entitled to in the year of his termination as determined by our board of directors in good faith.

In addition, if we terminate Dr. Demopulos without cause or if he terminates his employment with us for good reason, all of his unvested option awards will immediately vest and become exercisable until the maximum term of the respective option awards and all unvested restricted shares he holds will immediately vest. Dr. Demopulos and his eligible dependents may also continue to participate in all health plans we provide to our employees on the same terms as our employees, unless his new employer provides comparable coverage.

“Cause” is defined under Dr. Demopulos’ employment agreement to mean:

•

his willful misconduct or gross negligence in performance of his duties, including his refusal to comply in any material respect with the legal directives of our board of directors so long as such directives are not inconsistent with his position and duties, and such refusal to comply is not remedied within ten working days after written notice from the board of directors;

•

dishonest or fraudulent conduct that materially discredits us, a deliberate attempt to do an injury to us, or conduct that materially discredits us or is materially detrimental to the reputation of us, including conviction of a felony; or

•

his material breach, if incurable, of any element of his confidential information and invention assignment agreement with us, including without limitation, his theft or other misappropriation of our proprietary information.

Dr. Demopulos may terminate his employment for “good reason” if he terminates his employment with us within 120 days of the occurrence of any of the following events:

•	any material diminution in his authority, duties or responsibilities;

•	any material diminution in his base salary;

•	we relocate his principal work location to a place that is more than 50 miles from our current location; or

•	we materially breach his employment agreement.

If any of the above events have occurred as a result of our action, we will have 30 days from notice of such event from Dr. Demopulos to remedy the situation, in which case Dr. Demopulos will not be entitled to terminate his employment for good reason related to the event.

If Dr. Demopulos had been terminated without cause or if he had terminated his employment with good reason on December 31, 2010, Dr. Demopulos would have been entitled to receive an annual base salary of

$600,000 and an annual bonus amount of $91,440, payable on a bi-monthly basis over a period of up to two years from the date of termination. In addition, option awards with a value of $599,848 would automatically vest upon his termination, which is the difference between the exercise price of the option awards held by Dr. Demopulos and $8.24, the closing trading price of our common stock on December 31, 2010, multiplied by the number of shares that would have vested on December 31, 2010 as the result of his termination.

Dr. Demopulos and his eligible dependents would also be entitled to participate in the health plans we provide to our employees for a period of up to two years from the date of his termination at a cost to us of approximately $11,300.

Termination for Cause, Voluntary Termination, Death or Disability. If we terminate Dr. Demopulos for cause, if other than for good reason he voluntarily terminates his employment or if his employment is terminated as a result of his death or “disability,” as defined below, Dr. Demopulos will be entitled to receive payments for all earned but unpaid salary bonuses and vacation time, but he will not be entitled to any severance benefits.

“Disability” is defined under his employment agreement as his inability to perform his duties as the result of his incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive twelve-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by us and our insurers and acceptable to Dr. Demopulos.

Second Amended and Restated 1998 Stock Option Plan and 2008 Equity Incentive Plan

Pursuant to our Second Amended and Restated 1998 Stock Option Plan, or 1998 Plan, and our 2008 Equity Incentive Plan, or 2008 Plan, in the event of a change in control, as separately defined in each stock plan, the vesting of option awards issued pursuant to such plans and held by our then-current employees, including those held by Dr. Demopulos and Ms. Kelbon, will be accelerated to the extent of 50% of the remaining unvested shares. If there is no assumption or substitution of outstanding option awards by the successor corporation in the change in control, the option awards will become fully vested and exercisable immediately prior to the change in control. In addition, if within 12 months following a change in control Dr. Demopulos or Ms. Kelbon is terminated without “cause” or as a result of a “constructive termination,” as such terms are defined below, any outstanding option awards held by him or her, as applicable, that we issued pursuant to the 1998 Plan or 2008 Plan will become fully vested and exercisable:

•	a “change in control” means a proposed sale of all or substantially all of our assets, or the merger of us with or into another corporation, or other change in control;

•

a termination for “cause” means a termination of an employee for any of the following reasons: (1) his or her willful failure to substantially perform his or her duties and responsibilities to us or a deliberate violation of a company policy; (2) his or her commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (3) unauthorized use or disclosure by him or her of any proprietary information or trade secrets of ours or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with us; or (4) his or her willful breach of any of his or her obligations under any written agreement or covenant with us; and

•

a “constructive termination” means the occurrence of any of the following events: (1) there is a material adverse change in an employee’s position causing such position to be of materially reduced stature or responsibility; (2) a reduction of more than 30% of an employee’s base compensation unless in connection with similar decreases of other similarly situated employees; or (3) an employee’s refusal to comply with our request to relocate to a facility or location more than 50 miles from our current location; provided that in order for an employee to be constructively terminated, he or she must voluntarily terminate his or her employment within 30 days of the applicable material change or reduction.

The following table summarizes the benefits that Dr. Demopulos and Ms. Kelbon would have been entitled to receive had a change in control occurred on December 31, 2010. The amounts below represent the difference between the exercise price of the option awards held by these employees as of December 31, 2010 and $8.24, the closing trading price of our common stock on December 31, 2010, multiplied by the number of shares that would have vested on December 31, 2010 upon the occurrence of each of the events identified in the table below.

Name	Successor in Change in Control Assumes or Replaces Option Awards ($)	Successor in Change in Control does not Assume or Replace Option Awards ($)	Employee is Terminated Without Cause or Constructively Terminated Within 12 Months of Change in Control ($)
Gregory A. Demopulos, M.D.	299,924	599,848	599,848
Marcia S. Kelbon, J.D.	82,867	165,734	165,734

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table shows certain information regarding outstanding equity awards held by each of the named executive officers as of December 31, 2010.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Gregory A. Demopulos, M.D.	1,542		—	0.52	12/10/11
	408,163	(2)	—	0.98	12/11/16
	612,244	(2)	—	0.98	12/11/16
	76,530	(3)	25,510	2.45	12/29/17
	28,427	(4)	123,185	6.31	04/06/20
	11,885	(4)	51,503	6.31	04/06/20
	50,416	(5)	59,584	6.31	04/06/20
Marcia S. Kelbon, J.D.	193,877	(6)	—	0.98	12/11/16
	3,826	(3)	1,276	2.45	12/29/17
	5,061	(4)	21,935	6.05	03/28/20
	9,000	(4)	39,004	6.05	03/28/20
	4,679	(7)	11,365	6.05	03/28/20

(1)	The vesting of all of the option awards listed in this table automatically accelerates upon a change a change of control transaction as described above.
(2)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on February 28, 2005.
(3)	1/4 of the shares subject to this option award vested on December 30, 2008 and 1/48th of the shares subject to the option award vest each month thereafter.
(4)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on March 1, 2010.
(5)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on February 28, 2009.
(6)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on October 1, 2005.
(7)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on October 1, 2009.

TRANSACTIONS WITH RELATED PERSONS

The following is a summary of transactions since January 1, 2010 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than five percent of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described elsewhere in this proxy statement.

Amended and Restated Investors’ Rights Agreement

We entered into an amended and restated investors’ rights agreement dated October 15, 2004 with some of our shareholders, including Aravis Venture I, L.P., Aspiri Enterprises, LLC, Thomas J. Cable, Gregory A. Demopulos, M.D., Peter A. Demopulos, M.D., FACC and Leroy E. Hood, M.D., Ph.D. Mr. Tripet holds the title of director of Aravis General Partner Ltd., which serves as general partner of Aravis Venture I, L.P. Mr. Aspiri is the managing partner and a member of Aspiri Enterprises LLC. The shareholders who are parties to this agreement are entitled to registration rights under the Securities Act of 1933, as amended, with respect to shares they purchased prior to our initial public offering.

Technology Transfer Agreements

In June 1994, we entered into a technology transfer agreement with Gregory A. Demopulos, M.D. pursuant to which he irrevocably transferred to us all of his intellectual property rights in our PharmacoSurgery platform. In December 2001, we entered into a second technology transfer agreement with Dr. Demopulos pursuant to which he irrevocably transferred to us all of his intellectual property rights in our Chondroprotective program. Other than his rights as a shareholder, Dr. Demopulos has not retained any rights to our PharmacoSurgery platform or Chondroprotective program, except that if we file for liquidation under Chapter 7 of the U.S. Bankruptcy Act or voluntarily liquidate or dissolve, other than in connection with a merger, reorganization, consolidation or sale of assets, Dr. Demopulos and another one of our co-founders, Pamela Pierce Palmer, M.D., Ph.D., have the right to repurchase the initial PharmacoSurgery intellectual property at the then-current fair market value.

Indemnification Agreements

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding.

Policies and Procedures for Related-Party Transactions

We have adopted a written policy that prohibits our executive officers, directors, and principal shareholders, including their immediate family members, from entering into a related-party transaction with us without the approval of our audit committee. Any request for us to enter into a transaction with an executive officer, director, principal shareholder, or any of such persons’ immediate family members, in which the amount involved exceeds $120,000, other than transactions involving compensation for services provided to us as an executive officer or director, must be presented to our audit committee for review, consideration and approval. All of our directors and executive officers are required to report to our audit committee any such related-party transaction. In approving or rejecting the proposed related-party transaction, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, whether the transaction is fair to us and whether the terms of the transaction would be similar if the transaction did not involve a related party, whether the transaction would impair the independence of a non-employee director, the materiality of the transaction and whether the transaction would present an improper conflict of interest between us and the related party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 31, 2011, for: each person who we know beneficially owns more than five percent of our common stock; each of our directors; each of our named executive officers; and all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 22,137,812 shares of common stock outstanding at March 31, 2011. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each person who owns more than five percent of our common stock listed in the table below is c/o Omeros Corporation, 1420 Fifth Avenue, Suite 2600, Seattle, Washington 98101.

Name and Address of Beneficial Owner	Exercisable Stock Options(1)	Number of Shares Beneficially Owned(2)		Percent of Class
Gregory A. Demopulos, M.D.	1,231,399	2,706,679	(3)	11.6%
Marcia A. Kelbon, J.D.	226,458	333,605		1.5%
Ray Aspiri	8,333	170,511	(4)	*
Thomas J. Cable	8,333	107,400		*
Peter A. Demopulos, M.D.	8,333	272,136	(5)	1.2%
Leroy E. Hood, M.D., Ph.D.	8,333	62,723		*
Daniel K. Spiegelman	5,000	5,000		*
Jean-Philippe Tripet	8,333	501,435	(6)	2.3%
All executive officers and directors as a group (8 persons)	1,504,522	4,159,489		17.6%

*	Less than 1%
(1)	Represents shares that could be purchased pursuant to the exercise of option awards vested as of and within 60 days of March 31, 2011.
(2)	Represents outstanding shares plus the options set forth in the previous column.
(3)	Includes 250,000 shares of common stock held by the Gregory A. Demopulos Annuity Trust, of which Dr. Gregory A. Demopulos is the sole trustee and annuitant.
(4)	Includes 146,872 shares of common stock held by Aspiri Enterprises LLC, of which Mr. Aspiri is the managing partner and a member.
(5)

Includes 164,382 shares of common stock held by The Demopulos Family Trust, of which Dr. Peter A. Demopulos is the trustee and a beneficiary along with his mother and sister. Dr. Peter A. Demopulos disclaims beneficial ownership of the shares held by The Demopulos Family Trust except to the extent of his pecuniary interest therein.

(6)

Includes 493,102 shares of common stock held by Aravis Venture I, L.P. Mr. Tripet holds the title of director of Aravis General Partner Ltd., which serves as general partner of Aravis Venture I, L.P. Mr. Tripet disclaims beneficial ownership of these shares, except to the extent of his proportionate pecuniary interest therein.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors, and 10% shareholders are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we received, we believe that during the 2010 fiscal year all Section 16(a) filing requirements applicable to our officers, directors, and 10% shareholders were satisfied.

PROPOSAL 4 — RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the current year and the board of directors is asking our shareholders to ratify that appointment. Although current laws, rules and regulations, as well as the charter of the audit committee, require our independent registered public accounting firm to be engaged, retained and supervised by the audit committee, the board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Ernst & Young for ratification by shareholders as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young as our independent registered public accounting firm, the audit committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young. Representatives of Ernst & Young are expected to be present at the 2011 Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS

VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Information Regarding our Independent Registered Public Accounting Firm

Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories (in thousands) are:

	2010	2009
Audit Fees	$601	$791
Audit-Related Fees	—	20
Tax Fees	14	8
All Other Fees	—	—

	$615	$819

Audit Fees

Includes fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and quarterly reports on Form 10-Q, and the issuance of consents and comfort letters in connection with registration statements, including filings on Form S-1 for our initial public offering.

Audit-Related Fees

Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements including accounting consultations.

Tax Fees

Includes fees associated with federal income tax compliance, tax advice and tax planning.

All Other Fees

Includes fees associated with permitted corporate finance assistance and permitted advisory services, none of which were provided by our independent auditors during the last two fiscal years.

Audit Committee Pre-Approval Policy

The audit committee must pre-approve all services to be performed for us by Ernst & Young. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. If unanticipated items arise between meetings of the audit committee, the audit committee has delegated authority to the chairman of the audit committee to pre-approve services, in which case the chairman communicates such pre-approval to the full audit committee at its next meeting. During 2010 and 2009, all services billed by Ernst & Young were pre-approved by the audit committee in accordance with this policy.

Audit Committee Report

In connection with the audited consolidated financial statements of Omeros Corporation for the fiscal year ended December 31, 2010, the audit committee of the board of directors has:

•	reviewed and discussed the audited consolidated financial statements with management;

•

discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T;

•

received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence; and

•

based on the foregoing review and discussions, recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

AUDIT COMMITTEE

Daniel K. Spiegelman, Chairman

Thomas J. Cable

Jean-Philippe Tripet

OTHER BUSINESS

Our board of directors is not aware of any other matters to be presented at the 2011 Annual Meeting. If, however, any other matter should properly come before the 2011 Annual Meeting, the enclosed proxy card confers discretionary authority with respect to such matter.

By Order of the Board of Directors,

Marcia S. Kelbon

Vice President, Patent

General Counsel and Secretary

April 27, 2011

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2011 Annual Meeting, we encourage you to vote in advance of the meeting to assure your representation at the meeting. You may vote prior to the 2011 Annual Meeting by mailing the proxy card in the enclosed postage-prepaid envelope, by telephone or via the Internet in accordance with the instructions on your proxy card. Even if you vote in advance of the 2011 Annual Meeting, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2011 Annual Meeting, you must obtain from the record holder a proxy card issued in your name.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

OMEROS CORPORATION	INTERNET http://www.proxyvoting.com/omer Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

96412-1

96413

▼    FOLD AND DETACH HERE    ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.					Please mark your votes as indicated in this example		☒
1. ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN

Nominees:	☐	☐	☐	2. Approval of advisory resolution on executive compensation.	☐	☐	☐
01 Thomas J. Cable 02 Peter A. Demopulos, M.D.				The Board of Directors recommends you vote 3 YEARS on the following proposal:
				1 YEAR	2 YEARS	3 YEARS	ABSTAIN
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)				3. Advisory vote on frequency of future advisory votes on executive compensation. ☐	☐	☐	☐
					FOR	AGAINST	ABSTAIN
				4. Ratification of Ernst & Young LLP as independent registered public accounting firm for 2011.	☐	☐	☐

*Exceptions				5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Omeros Corporation account online.

Access your Omeros Corporation account online via Investor ServiceDirect® (ISD).

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• View account status	• View payment history for dividends
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Important notice regarding the Internet availability of proxy materials for the 2011 Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://bnymellon.mobular.net/bnymellon/omer

▼    FOLD AND DETACH HERE    ▼

PROXY FOR 2011 ANNUAL MEETING OF SHAREHOLDERS – MAY 27, 2011

OMEROS CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder of Omeros Corporation hereby appoints Gregory A. Demopulos, M.D. and Marcia S. Kelbon, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Omeros Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2011 Annual Meeting of Shareholders of Omeros to be held May 27, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The undersigned hereby acknowledges receipt of the Company’s Proxy Statement in connection with the Annual Meeting and hereby revokes any proxy or proxies previously given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED AS FOLLOWS: “FOR” PROPOSALS 1, 2 AND 4; THE OPTION OF “3 YEARS” WILL BE SELECTED FOR PROPOSAL 3; AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

96412-1 96413
(Continued and to be marked, dated and signed, on the other side)